UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 15, 2013

Gold Hill Resources, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53627	88-0492010
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3751 Seneca Ave., Pahrump, NV		89048
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (775)-751-6931

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 15, 2013, Mr. Eric Stoppenhagen resigned as the Company’s President and Chas Radovich, age 53, was appointed as the Company’s President, to serve in such capacities until his successors are duly appointed. As President, Mr. Radovich will oversee the execution of the Company’s business plan. He will be responsible for leading the technology initiatives regarding the evolvement of ground penetrating radar, 3-D imaging and underground detection for commercial and military applications. He will also oversee the responsibilities for identifying potential acquisitions and joint venture mining opportunities and report to the Company’s Board of Directors. He has an extensive background in various industry sectors where he was responsible for procuring the initial seed capital funding for a number of businesses, help build their management team and overseeing day to day operations in order to execute their business plan.

Prior to starting Gold Hill Resources, Chas was President/CEO of Cobalis Corporation. This Biotech Company researched and developed an allergy prevention medicine called “Prehistin”. In 2011, Prehistin was voted product of the year in the cough, cold, sinus and allergy category by all major retailers. From its inception, Chas raised over $25 million dollars to complete research and development including Phase III clinical trials in the US and bring their flagship product to market.

The Registrant and Mr. Radovich entered into an Employment Agreement pursuant to which the Company will pay Mr. Radovich $96,000 per year to serve as President. A copy of the Employment Agreement is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit
99.1	Employment Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GOLD HILL RESOURCES, INC.

Date: April 17, 2013	By:	/s/ Eric Stoppenhagen
Name: Eric Stoppenhagen
Title: Chief Financial Officer